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Exhibit 23.1

The Board of Directors
Myriad Genetics, Inc.:

We consent to incorporation by reference in the Registration Statements ( No's . 33-99204, 333-4700, 333-23255 and 333-40961) on Forms S-8 of Myriad Genetics,
Inc. of our report dated September 8, 1999, relating to the consolidated balance sheets of Myriad Genetics, Inc. and subsidiaries as of June 30, 1999, and 1998, and the related consolidated statements of operations, stockholders' equity and comprehensive loss, and cash flows for each of the years in the three-year period ended June 30, 1999, which report appears in the June 30, 1999, Form 10-K of Myriad Genetics, Inc.



                                                                        KPMG LLP

Salt Lake City, Utah
September 23, 1999